EXHIBIT 99.1
ENTERPRISE FINANCIAL REPORTS SECOND QUARTER 2018 RESULTS

Reported Second Quarter Highlights

•	Net income of $22.3 million, or $0.95 per diluted share

•	Return on average assets of 1.65%

•	Portfolio loans grew $90 million, or 9% annualized

Second Quarter Core Highlights1

•	Net income of $20.0 million, or $0.86 per diluted share

•	Return on average assets of 1.48%

•	Core net interest margin stable at 3.75%

St. Louis, Mo. July 23, 2018 – Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company” or "EFSC") reported net income of $22.3 million for the quarter ended June 30, 2018, an increase of $1.3 million, and $10.3 million as compared to the linked first quarter and prior year quarter, respectively. Net income per diluted share was $0.95 for the quarter ended June 30, 2018, an increase of 5% and 90%, compared to $0.90 and $0.50 per diluted share for the linked first quarter and prior year period, respectively.

The increase in net income and earnings per share compared to the linked first quarter was primarily due to increased earnings on non-core acquired assets, partially offset by an increase in income tax expense, as the linked first quarter had a lower tax rate due to additional tax benefits from the vesting of employee stock awards.

Core Results1

On a core basis1, net income totaled $20.0 million, or $0.86 per diluted share, for the quarter ended June 30, 2018, compared to $19.6 million, or $0.84 per diluted share, in the linked first quarter primarily due to an increase in earning assets, a stable net interest margin, and an increase in fee income. Second quarter 2018 diluted core earnings per share1 grew 54% from $0.56 for the prior year period. The Company's core earnings per share1 increase of $0.30 per share over the prior year continues to be driven by revenue growth, which expanded $4.8 million, or 9% while discipline limited expense growth to 5%. Thus, marginal efficiency was 29%. Additionally, the provision for loan losses declined by $1.2 million due to favorable credit trends. The income tax rate declined to 17% from 32% due to the combination of 2017 federal income tax reform and the Company's tax planning initiatives. The Company's core efficiency ratio1 improved to 52.4% for the quarter ended June 30, 2018, compared to 54.5% for the prior year period.

The Company's Board of Directors approved an additional one cent per common share increase in the Company’s quarterly dividend to $0.12 per common share from $0.11 for the third quarter of 2018, payable on September 28, 2018, to shareholders of record as of September 14, 2018.

Jim Lally, EFSC’s President and Chief Executive Officer, commented, “Second quarter results reflect the continued momentum we have established in our business. Portfolio loan growth of 9% was diversified across geographic markets as well as our specialty lending products. At the same time, profitability levels remained at a high level with return on average assets of 1.65% and return on tangible equity exceeding 20%.”

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Lally added, “Our confidence in our performance and outlook allows us to increase our dividend to 12 cents per share, as we remain proactive in managing capital levels to support both growth and returns. As we move to the second half of the year, we remain focused on continued growth in both loans and core deposits.”

Net Interest Income

Net interest income for the second quarter increased to $47.0 million from the linked first quarter of $46.2 million, and increased $1.4 million from the prior year period. Net interest margin, on a fully tax equivalent basis, was 3.77% for the second quarter, compared to 3.80% in the linked first quarter, and 3.98% in the second quarter of 2017.

Core net interest income1 expanded by $1.4 million during the linked quarter due to an increase in average earning assets totaling $75 million, driven by portfolio loan growth. The earnings from asset growth combined with a relatively stable core net interest margin1 increased core net interest income1 for the quarter.

Core net interest margin1, excludes incremental accretion on non-core acquired loans. See the table below for a quarterly comparison.

	For the Quarter ended
($ in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Core net interest income[1]	$46,757	$45,405	$44,901	$44,069	$43,049
Core net interest margin[1], (fully tax equivalent)	3.75%	3.74%	3.73%	3.75%	3.76%

Core net interest margin1 remained relatively stable at 3.75% from the prior year quarter and linked quarter. Specifically, the yield on portfolio loans increased 36 basis points to 4.99% from 4.63% due to increasing interest rates on the existing variable-rate loan portfolio and higher rates on newly originated loans. The cost of total deposits increased 32 basis points from the prior year quarter and was 0.73% for the quarter ended June 30, 2018. The increase in the interest rate paid on deposits reflects market interest rate trends, as the Company continues to defend and attract new core deposit relationships. Additionally, the cost of total interest-bearing liabilities increased 47 basis points to 1.16% from 0.69% in the second quarter of 2017.

The Company continues to manage its balance sheet to grow core net interest income1 and expects to maintain core net interest margin1 over the coming quarters as growth in loan yields balance rising deposit prices. However, pressure on funding costs could hinder the expected trends in core net interest margin1.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Portfolio Loans

The following table presents portfolio loans with selected specialized lending detail for the most recent five quarters:

	At the Quarter ended
($ in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
C&I - general	$990,153	$945,682	$936,588	$905,296	$905,096
CRE investor owned - general	836,516	836,499	801,156	771,348	746,705
CRE owner occupied - general	493,589	471,417	468,151	467,154	449,493
Enterprise value lending[a]	442,877	439,352	407,644	455,983	433,766
Life insurance premium financing[a]	358,787	365,377	364,876	330,957	317,848
Residential real estate - general	318,841	328,966	342,140	341,311	348,288
Construction and land development - general	286,482	293,938	294,123	300,697	284,352
Tax credits[a]	260,595	244,088	234,835	188,498	149,941
Agriculture loans[a]	127,849	118,862	91,031	90,768	82,571
Consumer and other - general	136,647	117,901	126,115	144,489	140,903
Portfolio loans	$4,252,336	$4,162,082	$4,066,659	$3,996,501	$3,858,963

Portfolio loan yield	4.99%	4.87%	4.71%	4.69%	4.63%
Total C&I loans to portfolio loans	48%	48%	47%	47%	47%
Variable interest rate loans to portfolio loans	60%	59%	58%	57%	57%

Certain prior period amounts have been reclassified among the categories to conform to the current period presentation.
[a]Specialized categories may include a mix of C&I, CRE, Construction and land development, or Consumer and other loans.

Portfolio loans were $4.3 billion at June 30, 2018, increasing $90 million, or 9% annualized, when compared to the linked quarter. On a year-over-year basis, portfolio loans increased $393 million, or 10%. Given performance through June 30, 2018, we expect total 2018 portfolio loan growth to be a high single digit percentage.

The Company continues to focus on originating high-quality Commercial and Industrial ("C&I") relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. C&I loans increased $56 million during the second quarter of 2018 from the linked first quarter and represented 48% of the Company's loan portfolio at June 30, 2018. C&I loan growth supports management's efforts to maintain the Company's asset sensitive interest rate risk position.

Non-Core Acquired Loans

Non-core acquired loans were those acquired from the FDIC and were previously covered by shared-loss agreements. These loans continue to be accounted for as Purchased Credit Impaired ("PCI") loans. Non-core acquired loans totaled $23.4 million at June 30, 2018, a decrease of $5.3 million, or 19% from the linked first quarter, and $12.4 million, or 35%, from the prior year period, primarily as a result of principal payments and loan payoffs. At June 30, 2018, the remaining accretable yield on the portfolio was estimated to be $11 million and the non-accretable difference was approximately $10 million.

The Company estimates 2018 pre-tax income from accelerated cash flows and other incremental accretion to be between $2 million and $3 million. Additionally, year-to-date pretax income from non-core acquired assets includes a $2.0 million provision for loan loss reversal as well as $1.0 million of other income from non-core acquired assets.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Asset Quality: The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
($ in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Nonperforming loans	$14,801	$15,582	$15,687	$8,985	$13,081
Other real estate	454	455	498	491	529
Nonperforming assets	$15,255	$16,037	$16,185	$9,476	$13,610
Nonperforming loans to total loans [a]	0.35%	0.38%	0.39%	0.23%	0.34%
Nonperforming assets to total assets	0.28%	0.30%	0.31%	0.18%	0.27%
Allowance for portfolio loan losses to total loans [a]	1.00%	0.98%	0.95%	0.97%	0.96%
Net charge-offs (recoveries)	$641	$(226)	$3,313	$803	$6,104
a Excludes loans accounted for as PCI loans

The Company recorded a provision for portfolio loan losses of $2.4 million compared to $1.9 million in the linked quarter and $3.6 million in the prior year period. The provision for the second quarter is reflective of the growth in portfolio loan balances and maintaining a prudent credit risk posture.

Deposits

The following table presents deposits broken out by type:

	At the Quarter ended
($ in thousands)	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Noninterest-bearing accounts	$1,050,969	$1,101,705	$1,123,907	$1,047,910	$1,019,064
Interest-bearing transaction accounts	754,819	875,880	915,653	814,338	803,104
Money market and savings accounts	1,768,793	1,655,488	1,538,081	1,579,767	1,506,001
Brokered certificates of deposit	224,192	201,082	115,306	170,701	133,606
Other certificates of deposit	449,139	447,222	463,467	446,495	459,476
Total deposit portfolio	$4,247,912	$4,281,377	$4,156,414	$4,059,211	$3,921,251

Noninterest-bearing deposits to total deposits	25%	26%	27%	26%	26%

Total deposits at June 30, 2018 were $4.2 billion, a decrease of $33 million, or 3% annualized, from March 31, 2018, but an increase of $327 million from June 30, 2017. Average deposit balances for the quarter ended June 30, 2018, increased $106 million from the linked quarter and $321 million compared to the prior year period resulting in higher interest expense on deposits for the current quarter.

Core deposits, defined as total deposits excluding certificates of deposits, were $3.6 billion at June 30, 2018, a decrease of $58 million, or 6% annualized, from the linked quarter, but an increase of $246 million when compared to the prior year period. The Company continues to experience a shift in deposit behaviors as customers allocate more cash to higher rate accounts along with normal seasonal fluctuations with some of our corporate clients.

Noninterest-bearing deposits decreased $51 million compared to March 31, 2018, but increased $32 million compared to June 30, 2017. The total cost of deposits increased 12 basis points and totaled 0.73% compared to 0.61% at March 31, 2018, and also increased 32 basis points since June 30, 2017. As previously indicated, the cost of deposits reflects interest rate conditions for existing clients as well as rates for new customer acquisition.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Noninterest Income

Total noninterest income for the quarter ended June 30, 2018 was $9.7 million, an increase of $0.2 million, or 2% from the linked first quarter, and an increase of $1.8 million, or 22%, from the prior year quarter. The sequential change was driven by higher income from bank-owned life insurance proceeds, deposit service charges, and card services. Other income in the second quarter includes a $0.6 million gain from the sale of an equity partnership while the sequential first quarter included a $1.0 million gain from non-core acquired assets.
Core noninterest income1 for the quarter ended June 30, 2018 was $9.0 million, an increase of $0.5 million, or 6% from the linked first quarter, primarily due to the aforementioned death benefit proceeds on an insurance policy and increases in card services revenue and deposit service charges.
The Company expects growth in core fee income of 5% - 7% for 2018 over 2017 levels.
Noninterest Expenses

Noninterest expenses were $29.2 million for the quarter ended June 30, 2018, compared to $29.1 million for the quarter ended March 31, 2018, and $32.7 million for the quarter ended June 30, 2017. Noninterest expenses for the quarter ended June 30, 2017 included $4.5 million of merger related expenses. Core noninterest expenses1 were $29.2 million for the quarter ended June 30, 2018, compared to $29.1 million for the linked quarter, and $27.8 million for the prior year period. The increase from the linked quarter was due to continued hiring activity to support anticipated growth partially offset by seasonally lower payroll tax expenses. Core expenses1 increased over the prior year period due to increases in Employee compensation and benefits from investments in revenue producing personnel and $0.8 million of tax credit amortization.

The Company's core efficiency ratio1 was 52.4% for the quarter ended June 30, 2018, compared to 54.0% for the linked quarter and 54.5% for the prior year period. The decrease in the linked quarter is reflective of higher income and holding noninterest expense steady.

The Company expects to continue to invest in revenue producing associates and other infrastructure that supports additional growth. These investments are expected to result in expense growth, at a rate of 35% - 45% of projected revenue growth for 2018, resulting in continued improvements to the Company's efficiency ratio.

Income Taxes

The Company's effective tax rate was 18% for the quarter ended June 30, 2018 compared to 15% for the quarter ended March 31, 2018, and 32% for the quarter ended June 30, 2017. The linked first quarter included additional tax benefits recognized from the vesting of employee stock awards.

The Company expects its effective tax rate for the remainder of 2018 to be approximately 18% - 20%.

Capital

The following table presents various capital ratios:

	At the Quarter ended
Percent	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Total risk-based capital to risk-weighted assets	12.60%	12.41%	12.21%	12.33%	12.84%
Common equity tier 1 capital to risk-weighted assets	9.32%	9.07%	8.88%	8.93%	9.34%
Tangible common equity to tangible assets	8.30%	8.13%	8.14%	8.18%	8.56%

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as core net income and net interest margin, and other core performance measures, regulatory capital ratios, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude the gain or loss on sale of other real estate from non-core acquired loans, and expenses directly related to non-core acquired loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items, such as executive separation costs, merger related expenses, facilities charges, deferred tax asset revaluation, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company's capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 2:30 p.m. Central time on Tuesday, July 24, 2018. During the call, management will review the second quarter of 2018 results and related matters. This press release as well as a related slide presentation will be accessible on the Company's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-855-719-5007 (Conference ID #8099056.) A recorded replay of the conference call will be available on the website two hours after the call's completion. Visit http://bit.ly/EFSC2Q2018earnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains "forward-looking statements" within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements about the Company's plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company's plans, objectives, expectations or consequences of announced transactions. The Company uses words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "could," "continue," and “intend”, and variations of such words and similar expressions, in this communication to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company's ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2017 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Six Months ended
($ in thousands, except per share data)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
EARNINGS SUMMARY
Net interest income	$47,048	$46,171	$47,404	$45,625	$45,633	$93,219	$84,275
Provision for portfolio loan losses	2,385	1,871	3,186	2,422	3,623	4,256	5,156
Provision reversal for purchased credit impaired loan losses	(1,995)	—	(279)	—	(207)	(1,995)	(355)
Noninterest income	9,693	9,542	11,112	8,372	7,934	19,235	14,910
Noninterest expense	29,219	29,143	28,260	27,404	32,651	58,362	59,387
Income before income tax expense	27,132	24,699	27,349	24,171	17,500	51,831	34,997
Income tax expense[1]	4,881	3,778	19,820	7,856	5,545	8,659	10,651
Net income[1]	$22,251	$20,921	$7,529	$16,315	$11,955	$43,172	$24,346

Diluted earnings per share	$0.95	$0.90	$0.32	$0.69	$0.50	$1.85	$1.06
Return on average assets	1.65%	1.59%	0.57%	1.27%	0.96%	1.62%	1.02%
Return on average common equity	15.70%	15.31%	5.37%	11.69%	8.78%	15.51%	9.64%
Return on average tangible common equity	20.23%	19.92%	6.99%	15.23%	11.49%	20.08%	12.20%
Net interest margin (fully tax equivalent)	3.77%	3.80%	3.93%	3.88%	3.98%	3.79%	3.86%
Efficiency ratio	51.50%	52.31%	48.29%	50.75%	60.95%	51.90%	59.87%

CORE PERFORMANCE SUMMARY (NON-GAAP)[2]
Net interest income	$46,757	$45,405	$44,901	$44,069	$43,049	$92,162	$80,616
Provision for portfolio loan losses	2,385	1,871	3,186	2,422	3,623	4,256	5,156
Noninterest income	9,026	8,520	11,118	8,350	7,934	17,546	14,910
Noninterest expense	29,209	29,129	28,146	27,070	27,798	58,338	52,744
Income before income tax expense	24,189	22,925	24,687	22,927	19,562	47,114	37,626
Income tax expense	4,145	3,340	6,692	7,391	6,329	7,485	11,245
Net income	$20,044	$19,585	$17,995	$15,536	$13,233	$39,629	$26,381

Diluted earnings per share	$0.86	$0.84	$0.77	$0.66	$0.56	$1.70	$1.15
Return on average assets	1.48%	1.49%	1.37%	1.21%	1.06%	1.49%	1.11%
Return on average common equity	14.14%	14.34%	12.84%	11.13%	9.72%	14.24%	10.44%
Return on average tangible common equity	18.22%	18.64%	16.71%	14.50%	12.72%	18.43%	13.22%
Net interest margin (fully tax equivalent)	3.75%	3.74%	3.73%	3.75%	3.76%	3.74%	3.70%
Efficiency ratio	52.36%	54.02%	50.24%	51.64%	54.52%	53.18%	55.21%

[1] Includes $12.1 million ($0.52 per share) deferred tax asset revaluation charge for the quarter ended December 31, 2017 due to U.S. corporate income tax reform.
[2] Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Six Months ended
($ in thousands, except per share data)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$57,879	$55,164	$54,789	$52,468	$51,542	$113,043	$95,282
Total interest expense	10,831	8,993	7,385	6,843	5,909	19,824	11,007
Net interest income	47,048	46,171	47,404	45,625	45,633	93,219	84,275
Provision for portfolio loan losses	2,385	1,871	3,186	2,422	3,623	4,256	5,156
Provision reversal for purchased credit impaired loan losses	(1,995)	—	(279)	—	(207)	(1,995)	(355)
Net interest income after provision for loan losses	46,658	44,300	44,497	43,203	42,217	90,958	79,474

NONINTEREST INCOME
Deposit service charges	3,007	2,851	2,897	2,820	2,816	5,858	5,326
Wealth management revenue	2,141	2,114	2,153	2,062	2,054	4,255	3,887
Card services revenue	1,650	1,516	1,545	1,459	1,392	3,166	2,429
State tax credit activity, net	64	252	2,249	77	9	316	255
Gain on sale of other real estate	—	—	76	—	17	—	17
Gain on sale of investment securities	—	9	—	22	—	9	—
Other income	2,831	2,800	2,192	1,932	1,646	5,631	2,996
Total noninterest income	9,693	9,542	11,112	8,372	7,934	19,235	14,910

NONINTEREST EXPENSE
Employee compensation and benefits	16,582	16,491	15,292	15,090	15,798	33,073	31,006
Occupancy	2,342	2,406	2,429	2,434	2,265	4,748	4,194
Merger related expenses	—	—	—	315	4,480	—	6,147
Other	10,295	10,246	10,539	9,565	10,108	20,541	18,040
Total noninterest expense	29,219	29,143	28,260	27,404	32,651	58,362	59,387

Income before income tax expense	27,132	24,699	27,349	24,171	17,500	51,831	34,997
Income tax expense	4,881	3,778	19,820	7,856	5,545	8,659	10,651
Net income	$22,251	$20,921	$7,529	$16,315	$11,955	$43,172	$24,346

Basic earnings per share	$0.96	$0.91	$0.33	$0.70	$0.51	$1.87	$1.07
Diluted earnings per share	0.95	0.90	0.32	0.69	0.50	1.85	1.06

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
($ in thousands)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
BALANCE SHEETS
ASSETS
Cash and due from banks	$91,851	$81,604	$91,084	$76,777	$77,815
Interest-earning deposits	87,586	63,897	64,884	108,976	41,419
Debt and equity investments	756,203	752,114	741,792	708,725	727,975
Loans held for sale	1,388	1,748	3,155	6,411	4,285

Portfolio loans	4,252,336	4,162,082	4,066,659	3,996,501	3,858,962
Less: Allowance for loan losses	42,007	40,263	38,166	38,292	36,673
Portfolio loans, net	4,210,329	4,121,819	4,028,493	3,958,209	3,822,289
Non-core acquired loans, net of the allowance for loan losses	21,062	24,376	25,980	29,258	30,682
Total loans, net	4,231,391	4,146,195	4,054,473	3,987,467	3,852,971

Other real estate	454	455	498	491	529
Fixed assets, net	32,814	32,127	32,618	32,803	33,987
State tax credits, held for sale	46,481	42,364	43,468	35,291	35,247
Goodwill	117,345	117,345	117,345	117,345	116,186
Intangible assets, net	9,768	10,399	11,056	11,745	12,458
Other assets	134,643	134,854	128,852	145,457	135,824
Total assets	$5,509,924	$5,383,102	$5,289,225	$5,231,488	$5,038,696

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$1,050,969	$1,101,705	$1,123,907	$1,047,910	$1,019,064
Interest-bearing deposits	3,196,943	3,179,672	3,032,507	3,011,301	2,902,187
Total deposits	4,247,912	4,281,377	4,156,414	4,059,211	3,921,251
Subordinated debentures	118,131	118,118	118,105	118,093	118,080
Federal Home Loan Bank advances	361,534	224,624	172,743	248,868	200,992
Other borrowings	167,216	166,589	253,674	209,104	217,180
Other liabilities	41,047	37,379	39,716	49,876	32,440
Total liabilities	4,935,840	4,828,087	4,740,652	4,685,152	4,489,943
Shareholders' equity	574,084	555,015	548,573	546,336	548,753
Total liabilities and shareholders' equity	$5,509,924	$5,383,102	$5,289,225	$5,231,488	$5,038,696

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
($ in thousands)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
LOAN PORTFOLIO
Commercial and industrial	$2,038,400	$1,982,086	$1,919,145	$1,861,935	$1,796,342
Commercial real estate	1,445,981	1,413,897	1,363,605	1,332,111	1,275,771
Construction real estate	302,514	309,227	305,468	306,410	287,360
Residential real estate	319,208	329,337	342,518	341,695	348,678
Consumer and other	146,233	127,535	135,923	154,350	150,812
Total portfolio loans	4,252,336	4,162,082	4,066,659	3,996,501	3,858,963
Non-core acquired loans	23,425	28,763	30,391	34,157	35,807
Total loans	$4,275,761	$4,190,845	$4,097,050	$4,030,658	$3,894,770

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,050,969	$1,101,705	$1,123,907	$1,047,910	$1,019,064
Interest-bearing transaction accounts	754,819	875,880	915,653	814,338	803,104
Money market and savings accounts	1,768,793	1,655,488	1,538,081	1,579,767	1,506,001
Brokered certificates of deposit	224,192	201,082	115,306	170,701	133,606
Other certificates of deposit	449,139	447,222	463,467	446,495	459,476
Total deposit portfolio	$4,247,912	$4,281,377	$4,156,414	$4,059,211	$3,921,251

AVERAGE BALANCES
Portfolio loans	$4,196,875	$4,108,400	$3,990,233	$3,899,493	$3,839,266
Non-core acquired loans	26,179	29,125	31,957	35,120	36,767
Loans held for sale	962	1,445	3,599	5,144	4,994
Debt and equity investments	743,534	740,587	708,481	711,056	667,781
Interest-earning assets	5,023,607	4,948,875	4,826,271	4,712,672	4,641,198
Total assets	5,415,151	5,340,112	5,226,183	5,095,494	5,017,213
Deposits	4,230,291	4,124,326	4,115,377	3,932,038	3,909,600
Shareholders' equity	568,555	554,066	555,994	553,713	546,282
Tangible common equity	441,136	426,006	427,258	425,056	417,239

YIELDS (fully tax equivalent)
Portfolio loans	4.99%	4.87%	4.71%	4.69%	4.63%
Non-core acquired loans	12.37%	16.60%	37.53%	23.82%	34.79%
Total loans	5.04%	4.96%	4.97%	4.86%	4.92%
Debt and equity investments	2.58%	2.50%	2.52%	2.49%	2.51%
Interest-earning assets	4.64%	4.54%	4.54%	4.45%	4.49%
Interest-bearing deposits	0.98%	0.82%	0.69%	0.62%	0.55%
Total deposits	0.73%	0.61%	0.50%	0.46%	0.41%
Subordinated debentures	4.94%	4.70%	4.46%	4.42%	4.37%
Borrowed funds	1.41%	1.15%	0.84%	0.85%	0.64%
Cost of paying liabilities	1.16%	0.99%	0.84%	0.78%	0.69%
Net interest margin	3.77%	3.80%	3.93%	3.88%	3.98%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except % and per share data)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
ASSET QUALITY
Net charge-offs (recoveries)[1]	$641	$(226)	$3,313	$803	$6,104
Nonperforming loans[1]	14,801	15,582	15,687	8,985	13,081
Classified assets	74,001	77,195	73,239	80,757	93,795
Nonperforming loans to total loans[1]	0.35%	0.38%	0.39%	0.23%	0.34%
Nonperforming assets to total assets[2]	0.28%	0.30%	0.31%	0.18%	0.27%
Allowance for loan losses to total loans[1]	1.00%	0.98%	0.95%	0.97%	0.96%
Allowance for loan losses to nonperforming loans[1]	283.8%	258.4%	243.3%	426.2%	280.4%
Net charge-offs (recoveries) to average loans (annualized)[1]	0.06%	(0.02)%	0.33%	0.08%	0.64%

WEALTH MANAGEMENT
Trust assets under management	$1,337,030	$1,319,259	$1,330,227	$1,319,123	$1,279,836
Trust assets under administration	2,148,094	2,151,697	2,169,946	2,102,800	2,024,958

MARKET DATA
Book value per common share	$24.81	$24.02	$23.76	$23.69	$23.37
Tangible book value per common share	$19.32	$18.49	$18.20	$18.09	$17.89
Market value per share	$53.95	$46.90	$45.15	$42.35	$40.80
Period end common shares outstanding	23,141	23,111	23,089	23,063	23,485
Average basic common shares	23,124	23,115	23,069	23,324	23,475
Average diluted common shares	23,318	23,287	23,342	23,574	23,732

CAPITAL
Total risk-based capital to risk-weighted assets	12.60%	12.41%	12.21%	12.33%	12.84%
Tier 1 capital to risk-weighted assets	10.68%	10.46%	10.29%	10.36%	10.82%
Common equity tier 1 capital to risk-weighted assets	9.32%	9.07%	8.88%	8.93%	9.34%
Tangible common equity to tangible assets	8.30%	8.13%	8.14%	8.18%	8.56%

[1] Excludes loans accounted for as PCI loans.
[2] Excludes PCI loans and related assets, except for inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended					For the Six Months ended
($ in thousands, except per share data)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
CORE PERFORMANCE MEASURES
Net interest income	$47,048	$46,171	$47,404	$45,625	$45,633	$93,219	$84,275
Less: Incremental accretion income	291	766	2,503	1,556	2,584	1,057	3,659
Core net interest income	46,757	45,405	44,901	44,069	43,049	92,162	80,616

Total noninterest income	9,693	9,542	11,112	8,372	7,934	19,235	14,910
Less: Other income from non-core acquired assets	18	1,013	(6)	—	—	1,031	—
Less: Gain on sale of investment securities	—	9	—	22	—	9	—
Less: Other non-core income	649	—	—	—	—	649	—
Core noninterest income	9,026	8,520	11,118	8,350	7,934	17,546	14,910

Total core revenue	55,783	53,925	56,019	52,419	50,983	109,708	95,526

Provision for portfolio loan losses	2,385	1,871	3,186	2,422	3,623	4,256	5,156

Total noninterest expense	29,219	29,143	28,260	27,404	32,651	58,362	59,387
Less: Other expenses related to non-core acquired loans	(229)	14	114	19	(16)	(215)	107
Less: Facilities disposal	239	—	—	—	389	239	389
Less: Merger related expenses	—	—	—	315	4,480	—	6,147
Core noninterest expense	29,209	29,129	28,146	27,070	27,798	58,338	52,744

Core income before income tax expense	24,189	22,925	24,687	22,927	19,562	47,114	37,626

Total income tax expense	4,881	3,778	19,820	7,856	5,545	8,659	10,651
Less: income tax expense from deferred tax asset revaluation[1]	—	—	12,117	—	—	—	—
Less: Other non-core income tax expense[2]	736	438	1,011	465	(784)	1,174	(594)
Core income tax expense	4,145	3,340	6,692	7,391	6,329	7,485	11,245

Core net income	$20,044	$19,585	$17,995	$15,536	$13,233	$39,629	$26,381

Core diluted earnings per share	$0.86	$0.84	$0.77	$0.66	$0.56	$1.70	$1.15
Core return on average assets	1.48%	1.49%	1.37%	1.21%	1.06%	1.49%	1.11%
Core return on average common equity	14.14%	14.34%	12.84%	11.13%	9.72%	14.24%	10.44%
Core return on average tangible common equity	18.22%	18.64%	16.71%	14.50%	12.72%	18.43%	13.22%
Core efficiency ratio	52.36%	54.02%	50.24%	51.64%	54.52%	53.18%	55.21%

[1] Deferred tax asset revaluation associated with U.S. corporate income tax reform.
[2] Other non-core income tax expense calculated at 24.7% of non-core pretax income for 2018. For 2017, the calculation is 38.0% of non-core pretax income plus an estimate of taxes payable related to non-deductible JCB acquisition costs.

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (FULLY TAX EQUIVALENT)
	For the Quarter ended					For the Six Months ended
($ in thousands)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017	Jun 30, 2018	Jun 30, 2017
Net interest income	$47,254	$46,386	$47,824	$46,047	$46,096	$93,640	$85,243
Less: Incremental accretion income	291	766	2,503	1,556	2,584	1,057	3,659
Core net interest income	$46,963	$45,620	$45,321	$44,491	$43,512	$92,583	$81,584

Average earning assets	$5,023,607	$4,948,875	$4,826,271	$4,712,672	$4,641,198	$4,986,447	$4,451,253
Reported net interest margin	3.77%	3.80%	3.93%	3.88%	3.98%	3.79%	3.86%
Core net interest margin	3.75%	3.74%	3.73%	3.75%	3.76%	3.74%	3.70%

	At the Quarter ended
($ in thousands)	Jun 30, 2018	Mar 31, 2018	Dec 31, 2017	Sep 30, 2017	Jun 30, 2017
REGULATORY CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$574,084	$555,015	$548,573	$546,336	$548,753
Less: Goodwill	117,345	117,345	117,345	117,345	116,186
Less: Intangible assets, net of deferred tax liabilities	7,355	7,831	6,661	5,825	6,179
Less: Unrealized gains (losses)	(12,580)	(11,563)	(3,818)	(489)	329
Plus: Other	—	—	12	12	12
Common equity tier 1 capital	461,964	441,402	428,397	423,667	426,071
Plus: Qualifying trust preferred securities	67,600	67,600	67,600	67,600	67,600
Plus: Other	60	60	48	48	48
Tier 1 capital	529,624	509,062	496,045	491,315	493,719
Plus: Tier 2 capital	94,795	95,075	93,002	93,616	91,874
Total risk-based capital	$624,419	$604,137	$589,047	$584,931	$585,593

Total risk-weighted assets	$4,956,820	$4,867,491	$4,822,695	$4,743,393	$4,562,322

Common equity tier 1 capital to risk-weighted assets	9.32%	9.07%	8.88%	8.93%	9.34%
Tier 1 capital to risk-weighted assets	10.68%	10.46%	10.29%	10.36%	10.82%
Total risk-based capital to risk-weighted assets	12.60%	12.41%	12.21%	12.33%	12.84%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$574,084	$555,015	$548,573	$546,336	$548,753
Less: Goodwill	117,345	117,345	117,345	117,345	116,186
Less: Intangible assets	9,768	10,399	11,056	11,745	12,458
Tangible common equity	$446,971	$427,271	$420,172	$417,246	$420,109

Total assets	$5,509,924	$5,383,102	$5,289,225	$5,231,488	$5,038,696
Less: Goodwill	117,345	117,345	117,345	117,345	116,186
Less: Intangible assets	9,768	10,399	11,056	11,745	12,458
Tangible assets	$5,382,811	$5,255,358	$5,160,824	$5,102,398	$4,910,052

Tangible common equity to tangible assets	8.30%	8.13%	8.14%	8.18%	8.56%